Exhibit 10.2

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Agreement”), dated as of February 14, 2022, is entered into by and among Software Acquisition Group Inc. III, a Delaware corporation (“SWAG III”), Branded Online, Inc. dba Nogin, a Delaware corporation (the “Company”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”, and SWAG III, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, SWAG III, the Company and Nuevo Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of SWAG III (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of SWAG III;

WHEREAS, as of the date hereof, each Stockholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and vote, the number of shares of Company Stock set forth opposite such Stockholder’s name on Schedule 1 attached hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”); and such Owned Shares, together with (i) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (ii) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, upon the consummation of the Merger, each of the following agreements will terminate pursuant to the requisite consent of the Company and the parties thereto: (i) that certain Amended and Restated Investor Rights Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “Investor Rights Agreement”), (ii) that certain Amended and Restated Voting Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “Voting Agreement”), (iii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 2, 2017, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “ROFR Agreement”), and (iv) any agreements listed on Section 5.13 of the Schedules (the “Schedules Agreements” and, together with the Investor Rights Agreement, the Voting Agreement and the ROFR Agreement, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of SWAG III to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SWAG III, the Company and each Stockholder hereby agree as follows:

1.    Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 5 and the last paragraph of this Section 1, each Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the stockholders of SWAG III and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders of SWAG III and the Company, a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger Agreement and the Transactions. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), each Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a)    when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)    vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Transactions;

(c)    in any other circumstances upon which a consent or other approval is required under the Company’s Organizational Documents or the Investment Agreements or otherwise sought in connection with the Merger Agreement or the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;

(d)    vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Proposal and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger Agreement or the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement;

(e)    waive any rights to conversion set forth in Section IV.D.5 of the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”), as applicable; and

(f)    waive any rights to redemption set forth in Section IV.D.6 of the Company’s Charter, as applicable.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions are recommended by the board of directors of the Company or the board of directors of the Company has previously recommended the Transactions but changed such recommendation.

2.    No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement (for the avoidance of doubt, other than such proxy granted in Section 4), or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.    Waiver of Appraisal Rights. Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

4.    Irrevocable Proxy. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Covered Shares (other than pursuant to Section 1.9 of the Voting Agreement), hereby irrevocably constitutes and appoints the then-acting chief executive officer of the Company as attorney-in-fact and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Covered Shares of such Stockholder and grant all written consents thereto, in each case in accordance with the provisions of Section 1 and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, bankruptcy, incapacity, mental illness or insanity of the Stockholder) prior to the Termination Date and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 5. Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution by SWAG III of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1. The irrevocable proxy set forth in this Section 4 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the then-acting chief executive officer of the Company in this Agreement.

5.    Cash Consideration in Merger. Each Stockholder hereby acknowledges and agrees that, in accordance with and pursuant to the terms of the Merger Agreement, the Company Stockholders identified on Section 2.6 of the Schedules (the “Excess Cash Stockholders”), may receive Cash Merger Consideration in excess of their respective Pro Rata amount of the Cash Consideration Amount. Each Stockholder hereby irrevocably waives the right forevermore to bring any claim or action against the Company or any member of the Company’s Board of Directors (including from and after the Effective Time, SWAG III and its Affiliates) on the basis that such Excess Cash Stockholders will receive different Merger Consideration compared to such Stockholder or that that the Cash Merger Consideration to be received by an Excess Cash Stockholder is in excess of such Excess Cash Stockholder’s Pro Rata portion of the Cash Consideration Amount.

6.    Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, SWAG III and the Stockholders (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Sections 9 and 14 through 27 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability resulting from a breach of this Agreement prior to the Termination Date or for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

7.    Termination of Investment Agreements. Each Stockholder, by this Agreement, and with respect to any of its Covered Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, each of the Investment Agreements to which such Stockholder is a party, and if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, observer rights or rights to receive information delivered to the board of directors of the Company or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

8.    Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to SWAG III as follows:

(a)    Such Stockholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein. The Company agrees to provide SWAG III an updated Schedule 1, or written confirmation (including email) that no change has occurred since the date hereof, at least three (3) Business Days prior to the Closing Date.

(b)    Such Stockholder, in each case, except as provided in this Agreement, the Investment Agreements or the Organizational Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c)    Such Stockholder affirms that (i) if such Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with the terms hereof (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

(d)    Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e)    The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 7(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f)    As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g)    Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SWAG III and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that SWAG III and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Stockholder are irrevocable.

(h)    Such Stockholder understands and acknowledges that SWAG III is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i)    No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SWAG III or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

9.    Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a)    No Solicitation. Subject to Section 10 hereof, prior to the Termination Date, each Stockholder shall not take, and, to the extent applicable, shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than SWAG III, the Company and/or any of their respective Affiliates or Representatives) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal, or (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than SWAG III, the Company and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Acquisition Proposal other than with SWAG III, the Company and their respective Affiliates and Representatives; provided, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this Section 9(a). Such Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal. If a Stockholder or any of its Affiliates receives any inquiry or proposal regarding an Acquisition Proposal, then such Stockholder shall (A) notify SWAG III promptly upon receipt of any Acquisition Proposal by such Stockholder, and describe the material terms and conditions of any such Acquisition Proposal in reasonable detail and (B) keep SWAG III reasonably informed on a current basis of any modifications to such offer or information.

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 5.12 of the Merger Agreement shall not be considered a breach of this Section 9(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 9(a)).

(b)    Each Stockholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (x) Transfer (as defined below) or cause to be Transferred, or (y) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares or any voting rights with respect thereto, or (ii) publicly announce any intention to effect any transaction specified in clauses (x) or (y), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SWAG III, to assume all of the obligations of such Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 9(b) shall not relieve such Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 9(b) with respect to the Stockholder’s Covered Shares shall be null and void. For purposes of this Section 9(b), “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (i) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(c)    Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d)    Confidentiality. Each Stockholder agrees that it understands and acknowledges that it may have had access to and may have learned (i) information proprietary to the Company, (ii) other information proprietary to the Company, including trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, sales, pricing and marketing plans, policies and strategies, details of client and consultant contracts, supplier, partner, merchant, lender, originator, processor, marketer, servicer and purchaser identities, operations methods, product development techniques, business acquisition plans and all other confidential information with respect to the businesses of the Company, and (iii) other confidential and/or proprietary information of the Company obtained by such Stockholder prior to the earlier of (x) the Effective Time and (y) the valid termination of the Merger Agreement, including the terms of, or other facts relating to, this Support Agreement, the Merger Agreement, the Mergers and the other Transaction Agreements and the other Transactions (collectively, “Proprietary Information”). Each Stockholder agrees as to only that, except for disclosures to such its counsel and accountants or in the proper performance of its duties with the Group Companies, it (i) will keep confidential all Proprietary Information, (ii) will not, directly or indirectly, disclose any Proprietary Information to any third party or use any Proprietary Information in any way and (iii) will not, directly or indirectly, misuse, misappropriate or exploit any Proprietary Information in any way. The restrictions contained in this Section 9(d) shall not apply to any information which (x) is at the Closing Date or thereafter (or if the Merger Agreement is terminated, at the date of termination or thereafter) becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Stockholder, or (y) is required to be disclosed by applicable Legal Requirements; provided that in such event, such Stockholder shall use reasonable efforts to give reasonable advance notice of such requirement to the Company (if prior to the Closing) or Parent (if after the Closing) to enable the Company or Parent (at its expense) to seek a protective order or other appropriate remedy with respect to such permitted disclosure. No Stockholder or any of a Stockholder’s Affiliates shall issue or make any press release or other public announcement concerning (or otherwise disclose to any Person the existence or terms of) this Support Agreement, the Merger Agreement or any of the Transactions, without Parent’s and the Company’s prior written consent.

(e)     Notwithstanding anything herein to the contrary, any confidentiality, nondisclosure or similar provision in this Support Agreement does not prohibit or restrict a Stockholder from initiating communications directly with, responding to any inquiry from, making disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing testimony before the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, FINRA (formerly the National Association of Securities Dealers, Inc.), any other government agency or legislative body or any self-regulatory organizations or any other state or federal regulatory authority, in each case, without advance notice to Parent or the Company. Pursuant to 18 U.S.C. § 1833(b), such Stockholder will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to such Person’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If a Stockholder files a lawsuit for retaliation by Parent or the Company for reporting a suspected violation of law, such Stockholder may disclose the trade secret to such Person’s attorney and use the trade secret information in the court proceeding, if such Person (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Support Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

10.    Lock-up. The Stockholders hereby agree and acknowledge that the shares of Parent Common Stock (including the shares of Parent Common Stock issuable upon exercise of Parent Options) held by the Stockholders immediately following the Closing shall be subject to the lock-up provisions set forth in Section 7.13 of the Form of Amended and Restated Bylaws of SWAG III attached to the Merger Agreement as Exhibit E.

11.    Further Assurances. From time to time, at SWAG III’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SWAG III, SWAG III’s Affiliates, SWAG Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

12.    Disclosure. Such Stockholder hereby authorizes the Company and SWAG III to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement. Each Stockholder will promptly provide any information reasonably requested by SWAG III or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

13.    Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) a Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) a Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

14.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SWAG III, the Company and the applicable Stockholder.

15.    Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

16.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 16):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn:	Ryan J. Maierson
John M. Greer
Ryan J. Lynch
Email:	Ryan.Maierson@lw.com
John.Greer@lw.com
Ryan.Lynch@lw.com

if to the Company, to it at:

Branded Online, Inc. dba Nogin

1775 Flight Way STE 400

Tustin, CA 92782

Attn:	Jan Nugent; Geoffrey Van Haeren
Email:	jnugent@nogin.com; gvanhaeren@nogin.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn:	Ryan J. Maierson
John M. Greer
Ryan J. Lynch
Email:	Ryan.Maierson@lw.com
John.Greer@lw.com
Ryan.Lynch@lw.com

if to SWAG III, to it at:

c/o Software Acquisition Group Inc.

1980 Festival Plaza Drive

Suite 300

Las Vegas, NV 89135

Attn:	Jonathan Huberman

Telephone: (310) 991-4982

Email:	jon@softwareaqn.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East

Los Angeles, CA 90067

Attn:	Damon R. Fisher
Christian O. Nagler
Brooks Antweil

Facsimile No.: (213) 680-8113

Email:	dfisher@kirkland.com
cnagler@kirkland.com
brooks.antweil@kirkland.com

17.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SWAG III any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of each Stockholder shall remain vested in and belong to the Stockholder, and SWAG III shall have no authority to direct the Stockholders in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein (including pursuant to Section 4 hereto).

18.    Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholders until after such time as the Merger Agreement is executed and delivered by the Company, SWAG III and Merger Sub.

19.    No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of SWAG III in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties; provided that the Company shall be an express third party beneficiary with respect to Section 8 and Section 9.

20.    Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.

(b)    In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 16.

(c)    EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of SWAG III and the Company or (b) be assigned by SWAG III or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or SWAG III, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

22.    Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, each Stockholder acknowledges that SWAG III has established the trust account described therein (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SWAG III’s public shareholders and certain other parties (including the underwriters of the IPO). Accordingly, each Stockholder (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SWAG III to collect from the Trust Account any monies that may be owed to them by SWAG III or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 22 shall survive the termination of this Agreement for any reason.

23.    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SWAG III or the Stockholders under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

24.    Enforcement. The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

25.    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

26.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

27.    Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

28.    Capacity as a Stockholder or Proxy holder. Notwithstanding anything herein to the contrary, each Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Stockholder, proxy holder or any Affiliate or Representative of the Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SOFTWARE ACQUISITION GROUP INC. III

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

BRANDED ONLINE, INC. DBA NOGIN

By:	/s/ Jan Nugent
Name:	Jan Nugent
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

JAN NUGENT

/s/ Jan Nugent
Name: Jan Nugent

GEOFFREY VAN HAEREN

/s/ Geoffrey Van Haeren
Name: Geoffrey Van Haeren

STEPHEN CHOI

/s/ Stephen Choi
Name: Stephen Choi

IRON GATE INVESTMENTS XVII, LLC

/s/ Ryan Pollock
Name: Ryan Pollock
Title: Managing Partner

[Signature Page to Company Support Agreement]